                                                                     EXHIBIT 3.1

                                    DELAWARE
                                                     PAGE  1
                                 The First State

         I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "PLANETOUT PARTNERS, INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF AUGUST, A.D. 2003, AT 3:31 O'CLOCK P.M.

         A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

                                      /s/ Harriet Smith Windsor
     [SEAL]                           ------------------------------------------
                                      Harriet Smith Windsor, Secretary of State

3317920  8100                         AUTHENTICATION: 2588694

030537050                                       DATE: 08-18-03

                                                         State of Delaware
                                                        Secretary of State
                                                     Division of Corporations
                                                   Delivered 03:31 PM 08/18/2003
                                                     FILED 03:31 PM 08/18/2003
                                                   SRV 030537050 - 3317920 FILE

             SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            PLANETOUT PARTNERS, INC.

         PLANETOUT PARTNERS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That the name of the Corporation is PlanetOut Partners, Inc. The original Certificate of Incorporation, the Amended and Restated Certificate of Incorporation, the Second Amended and Restated Certificate of Incorporation, the Third Amended and Restated Certificate of Incorporation and the Fourth Amended and Restated Certificate of Incorporation of the Corporation were filed with the Secretary of State of the State of Delaware on December 7, 2000, April 16, 2001, May 1, 2001, June 29, 2001, February 26, 2002 and April 22, 2002, respectively.

         SECOND: That by action of the Board of Directors of the Corporation, taken on August 6, 2003 and filed with the minutes of the Corporation resolutions were duly adopted setting forth the proposed amendment and restatement of the Fifth Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment and restatement to be advisable. The resolution setting forth the proposed amendment and restatement is as follows:

                  RESOLVED, that the Sixth Amended and Restated Certificate of Incorporation of the Corporation in substantially the form attached hereto be, and it hereby is, adopted and approved.

         THIRD: That thereafter, pursuant to a resolution of its Board of Directors, the stockholders of the Corporation took action by executing a written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware to approve such amendment and restatement. The holders of a majority of the outstanding stock entitled to consent thereto have granted written consent with respect to such stock in favor of said amendment and restatement.

         FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Sixth Amended and Restated Certificate of Incorporation amends and restates the provisions of the Fifth Amended and Restated Certificate of Incorporation of the Corporation.

         IN WITNESS WHEREOF, the Corporation has caused this Sixth Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 13th day of August, 2003.

                                        PLANETOUT PARTNERS, INC.

                                        BY: /s/ Lowell R. Selvin
                                           ---------------------------------
                                           Lowell R. Selvin
                                           Chief Executive Officer & President

                                       1.

             SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            PLANETOUT PARTNERS, INC,

                                   ARTICLE I

         The name of this corporation is PLANETOUT PARTNERS, INC. (the "Corporation").

                                   ARTICLE II

         The address of the registered office of this Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

        The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

                                   ARTICLE IV

         A. Classes of Stock.

         This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this Corporation is authorized to issue is 330,600,000 shares. Of these shares, 188,500,000 shares shall be Common Stock, each with a par value of $0.001 per share, and 142,100,000 shares shall be Preferred Stock, each with a par value of $0.001 per share. Of the Preferred Stock, 5,600,000 shares shall be designated "Series B Preferred Stock," 80,000,000 shares shall be designated "Series C Preferred Stock," 42,500,000 shares shall be designated "Series D Preferred Stock" and 14,000,000 shares shall be designated "Series E Preferred Stock." The Series C Preferred Stock shall consist of 13,069,635 shares of Series C-1 Preferred Stock, 18,340,139 shares of Series C-2 Preferred Stock, 3,535,798 shares of Series C-3 Preferred Stock, 23,414,555 shares of Series C-4 Preferred Stock, and 21,639,873 shares of Series C-5 Preferred Stock.

         B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Sixth Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on each of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are as set forth below in this Section IV(B). Subject to compliance with applicable protective voting rights set forth herein ("Protective Provisions"), the Board of Directors of the Corporation (the "Board") is hereby authorized to fix or alter the rights, preferences,

                                       2.

privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable Protective Provisions, but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                  1.       Dividend Provisions.

                           (a) The holders of shares of Series D Preferred Stock
and Series E Preferred Stock shall be entitled to receive cash dividends, on a pan passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on any other series of Preferred Stock or Common Stock, at the amount of $0.037 per share per annum (calculated quarterly as of the end of the last business day of each calendar quarter) (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like, collectively "Recapitalizations"). In addition, each share of Series D Preferred Stock and Series E Preferred Stock shall share on a pro rata basis with any dividends payable to the holders of the Common Stock on an as-converted basis. Such dividends shall be cumulative, so that if such dividends in respect of any previous or current quarter dividend period, at the annual rate specified above, shall not have been paid the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for any other series of Preferred Stock or Common Stock. Notwithstanding the foregoing, the dividend rate paid on the Series D Preferred Stock and the Series E Preferred Stock must be no less than the highest dividend rate paid on any other series of capital stock of the Corporation from time to time. Any partial payment shall be made ratably among the holders of Series D Preferred Stock and Series E Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

                           (b) After payment of any dividends pursuant to
Section IV(B)(1)(a) the holders of shares of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, payable when, as, and if declared by the Board; provided, however that the Board is under no obligation to

                                       3.

pay dividends to such holders. Such dividends shall not be cumulative. Any partial payment shall be made ratably among the holders of each of the Series C Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

                           (c) After payment of any dividends pursuant to
Sections IV(B)(1)(a) and IV(B)(1)(b), any additional dividends shall be distributed among all holders of Common Stock. The Series B Preferred Stock shall not be entitled to receive any dividends.

                  2.       Liquidation Preference.

                           (a) In the event of any Liquidation (as defined in
Section IV(B)(2)(f) below) of the Corporation, either voluntary or involuntary, the holders of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other Series of Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to $0.74 for each outstanding share of Series E Preferred Stock plus an amount equal to all accrued but unpaid dividends on such share (subject to adjustment for Recapitalizations) (the "Series E Liquidation Amount"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Series E Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section IV(B)(2)(a).

                           (b) Upon completion of the distribution required by
Section IV(B)(2)(a), the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other Series of Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to $0.74 for each outstanding share of Series D Preferred Stock plus an amount equal to all accrued but unpaid dividends on such share (subject to adjustment for Recapitalizations) (the "Series D Liquidation Amount"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section IV(B)(2)(b).

                           (c) Upon completion of the distributions required by
Sections IV(B)(2)(a) and (b) above, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other series of Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to:

                                       4.

                                    (i)      $0.199 per share for each
outstanding share of Series C-1 Preferred Stock;

                                    (ii)     $ 0.47 per share for each
outstanding share of Series C-2 Preferred Stock;

                                    (iii)    $ 0.255 per share for each
outstanding share of Series C-3 Preferred Stock;

                                    (iv)     $1.22 per share for each
outstanding share of Series C-4 Preferred Stock; and

                                    (v)      $1.04 per share for each
outstanding share of Series C-5 Preferred Stock;

along with any declared but unpaid dividends on such shares (in each case, as adjusted for any Recapitalizations).

If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to stockholders, after completion of the distribution required by Sections IV(B)(2)(a) and (b) above, shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section IV(B)(2)(c).

                           (d) Upon completion of the distributions required by
Sections IV(B)(2)(a), (b) and (c) above, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) the total amount of the Value Pool (as determined by reference to the Company Value, as defined below) divided by (ii) the total number of outstanding shares of Series B Preferred Stock.

   Company Value           Value Pool
$ 95,000,000 or less       $ 1,434,500
$100,000,000               $ 2,800,000
$106,250,000               $ 4,671,875
$112,500,000               $ 6,568,750
$118,750,000               $ 8,490,625
$124,999,999               $10,437,500

                                       5.

                                  $10,437,500 plus 35% of the difference
                                  between the Company Value and
$125,000,000 to $130,000,000      $125,000,000

More than $130,000,000            $12,187,500

For purposes of this paragraph (d), the "Company Value" shall mean the total amount of assets distributed to holders of the Company's Preferred Stock and Common Stock upon a Liquidation plus the total amount of assets, if any, distributed in connection with such Liquidation to the participants in the Company's Performance and Equity Participation (PEP) Plan adopted January 22,2002, as amended from time to time, in each case valued pursuant to Section IV(B)(2)(g) of this Sixth Amended and Restated Certificate of Incorporation. In the event that the Company Value shall be less than $125,000,000, but in between any of the values specified above, the amount of the Value Pool shall be determined by straight line interpolation (such that, for example, if the Company Value is 60% of the distance between a lower Company value and a higher Company Value specified above, then the Value Pool shall be at a level which is 60% of the distance between the corresponding lower Value Pool and higher Value Pool. If the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to stockholders, after completion of the distribution required by Sections IV(B)(2)(a), (b) and (c) above, shall be distributed ratably among the holders of the Series B Preferred Stock.

                           (e) Upon completion of the distributions required by
Sections IV(B)(2)(a), (b), (c) and (d) above, the entire amount of the remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of Common Stock and the holders of Series C Preferred Stock, the holders of Series D Preferred Stock and the holders of Series E Preferred Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of each such series of Preferred Stock were converted to Common Stock at the then effective conversion rate for each such series of Preferred Stock.

                           (f) For purposes of this Article IV, a liquidation,
dissolution or winding up of the Corporation (each, a "Liquidation") shall be deemed to be occasioned by, or to include (unless the holders representing a majority of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then outstanding, voting together as a single class (collectively, the "Requisite Preferred Holders"), shall determine otherwise),
(A) the acquisition of the Corporation by another person or entity, or the acquisition by the Corporation of another person or entity, by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation and excluding any transaction or series of related transactions entered into primarily for capital raising purposes) in which the Corporation's stockholders of record as constituted immediately

                                       6.

prior to such acquisition will, immediately after such acquisition (by virtue of securities issued as consideration for the Corporation's acquisition or otherwise) fail to hold (1) at least 50% of the voting power of the resulting or surviving corporation following such acquisition or (2) the voting power to elect a majority of the board of directors of the resulting or surviving corporation following such acquisition; and (B) a sale of all or substantially all of the assets of the Corporation determined on a consolidated basis.

                           (g) In any Liquidation, if the consideration received
by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board. Any securities shall be valued as follows:

                           (i)      The value of securities not subject to
investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be:

                                    (A) if traded on a securities exchange or
through the Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing;

                                    (B) if actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing; and, if there is no active public market, the value shall be the fair market value thereof, as determined by the Board.

                           (ii)     The method of valuation of securities
subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined as above in Section IV(B)(2)(g)(i)(A) to reflect the approximate fair market value thereof, as determined by the Board and approved by the Requisite Preferred Holders.

                           (h) The Corporation shall give each holder of record
of Series B, C, D and E Preferred Stock written notice of such impending Liquidation transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given The first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however that such periods may be shortened upon the written consent of the Requisite Preferred Holders.

                                       7.

                  3.       Redemption.

                           (a) Neither the Corporation nor the holders of Series
B or C Preferred Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of the Series B or C Preferred Stock.

                           (b) At the individual option of each holder of shares
of Series D Preferred Stock or Series E Preferred Stock, the Corporation shall redeem, at any time on or after May 1, 2006 (the date on which any redemption occurs pursuant to the procedures set forth in this Section 3, hereinafter referred to as a "Redemption Date"), the number of shares of Series D Preferred Stock or Series E Preferred Stock held by such holder that is specified in a request for redemption delivered to the Corporation by the holder on or prior to ninety (90) days preceding the requested Redemption Date, by paying in cash in two equal installments on the Redemption Date and on the first anniversary of the Redemption Date, in exchange for the shares of Series D Preferred Stock or Series E Preferred Stock to be redeemed, a sum equal to $0.37 per share plus all accrued but unpaid dividends on such shares (subject to adjustment for any Recapitalizations) (the "Redemption Price").

                           (c) At least fifteen (15) but no more than ninety
(90) days prior to the requested Redemption Date, the Corporation shall mail, by first class postage prepaid, written notice to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series D Preferred Stock or Series E Preferred Stock at the address last shown on the records of the Corporation for such holder, (i) notifying such holder of the redemption, the Redemption Price for the Series D Preferred Stock or Series E Preferred Stock as of the Redemption Date and (ii) notifying any holder not participating in such redemption of its rights, subject to the requirements of this Section IV(B)(3), as applicable, to participate in such redemption (the "Redemption Notice"). Except as provided in Section IV(B)(3)(d), on or after a Redemption Date, each holder of Series D Preferred Stock or Series E Preferred Stock to be redeemed on such Redemption Date shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

                           (d) From and after the requested Redemption Date,
unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of shares of Series D Preferred Stock or Series E Preferred Stock requested for redemption on such Redemption Date in the Redemption Notice (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series D Preferred Stock or Series E Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Series D Preferred Stock or Series E Preferred Stock to be redeemed on such date, those funds that

                                       8.

are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed, treating shares of Series D Preferred Stock and Series E Preferred Stock on a pari passu basis. The shares of Series D Preferred Stock and Series E Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series D Preferred Stock and Series E Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed.

                  4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                           (a) Right to Convert. Each share of Series C
Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the sum of the Original Issue Price and all accrued (or declared) but unpaid dividends for each such series by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series C-1 Preferred Stock shall be the Original Series C-1 Issue Price, the initial Conversion Price per share for shares of Series C-2 Preferred Stock shall be the Original Series C-2 Issue Price, the initial Conversion Price per share for shares of Series C-3 Preferred Stock shall be the Original Series C-3 Issue Price, the initial Conversion Price per share for shares of Series C-4 Preferred Stock shall be the Original Series C-4 Issue Price, the initial Conversion Price per share for shares of Series C-5 Preferred Stock shall be the Original Series C-5 Issue Price, the initial Conversion Price per share for shares of Series D Preferred Stock shall be the Original Series D Issue Price, and the initial Conversion Price per share for shares of Series E Preferred Stock shall be the Original Series E Issue Price; provided, however, that the applicable Conversion Price for each of the Series C-1 Preferred Stock, the Series C-2 Preferred Stock, the Series C-3 Preferred Stock, the Series C-4 Preferred Stock, the Series C-5 Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock be subject to adjustment as set forth in Section IV(B)(4)(d). The original issue price for each series of shares of Preferred Stock are as follows:

                                    (i)      $0.199 shall be the "Original
Series C-1 Issue Price";

                                    (ii)     $0.47 shall be the "Original Series
C-2 Issue Price";

                                    (iii)    $0.255 shall be the "Original
Series C-3 Issue Price";

                                    (iv)     $1.22 shall be the "Original Series
C-4 Issue Price";

                                       9.

                                    (v)      $1.04 shall be the "Original Series
C-5 Issue Price";

                                    (vi)     $0.37 shall be the "Original Series
D Issue Price"; and

                                    (vii)    $0.37 shall be the "Original Series
E Issue Price."

                           (b) Automatic Conversion. Each share of Preferred
Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Preferred Stock (except for the Series B Preferred Stock, which shall be converted at the rate specified below) immediately upon the earlier of (i) except as provided in Section IV(B)(4)(c), the closing of the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), the public offering price of which is not less than $0.74 per share (as adjusted for any Recapitalizations), and such offering generates net cash proceeds of $15,000,000 for the Corporation (a "Qualifying Public Offering") or (ii) the date specified by written consent or agreement of the Requisite Preferred Holders (a "Preferred Vote Conversion"). Upon the closing of a Qualifying Public Offering, the Series B Preferred Stock will be converted into shares of Common Stock at the "Conversion Ratios" specified below (subject to adjustment for Recapitalizations), based on the IPO Value (as defined below) of the Corporation upon a Qualifying Public Offering:

     IPO Value                                 Conversion Ratio
 $105 million or less             1 share of Common Stock for each share of
                                  Series B Preferred Stock

    $110 million                  1.3 shares of Common Stock for each share
         ;                        of Series B Preferred Stock

    $115 million                  1.6 shares of Common Stock for each share
                                  of Series B Preferred Stock

    $120 million                  1.9 shares of Common Stock for each share
                                  of Series B Preferred Stock

    $125 million                  2.2 shares of Common Stock for each share
                                  of Series B Preferred Stock

 $130 million or more             2.5 shares of Common Stock for each share
                                  of Series B Preferred Stock

For purposes of this paragraph (b), (i) the "IPO Value" of the Corporation in the event of a Qualifying Public Offering shall be the per share price to the public (prior to any underwriters' discount) multiplied by the number of outstanding shares of Common Stock of the Corporation immediately prior to the closing of the Qualifying Public Offering (assuming for this purpose full conversion or exercise of all outstanding

                                      10.

convertible securities, warrants, options and other rights to acquire Common Stock with an exercise price or conversion price less than the per share price to the public (prior to any underwriters' discount), and (ii) the Conversion Ratio in the event the IPO Value of the Corporation shall be in between any of the values specified above shall be determined by straight line interpolation (such that, for example, if an IPO Value is 60% of the distance between a lower IPO Value and a higher IPO Value specified above, then the Conversion Ratio shall be at a level which is 60% of the distance between the corresponding lower Conversion Ratio and higher Conversion Ratio). In the event of a Preferred Vote Conversion, the Series B Preferred Stock will be converted into shares of Common Stock at a Conversion Ratio of one share of Common Stock for each outstanding share of Series B Preferred Stock.

                           (c) Mechanics of Conversion. Before any holder of
Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder rendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                           (d) Conversion Price Adjustments of Preferred Stock.
The respective Conversion Prices of the series of Preferred Stock shall be subject to adjustment from time to time as follows:

                              (i)       (A)     If the Corporation shall issue,
after May 1, 2001 (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Prices for the Series D Preferred Stock or Series E Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Prices for each of the Series D Preferred Stock and the Series E Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section IV(B)(4)(d)(i)) be adjusted as follows:

                                      11.

                                    (1) prior to November 1, 2002, to a price
equal to the price paid per share for such Additional Stock; and

                                    (2) on or after November 1, 2002, to a price
determined by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Section IV(B)(4)(d)(i)(F) immediately prior to such issuance (not including shares excluded from the definition of Additional Stock pursuant to Section IV(B)(4)(d)(ii)(C)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Section IV(B)(4)(d)(i)(F) immediately prior to such issuance (not including shares excluded from the definition of Additional Stock pursuant to
Section IV(B)(4)(d)(ii)(C)) plus the number of shares of such Additional Stock. However, the foregoing calculation shall not take into account shares deemed issued pursuant to Section IV(B)(4)(d)(i)(F) on account of options, rights or convertible or exchangeable securities (or the actual or deemed consideration therefor), except to the extent (i) such options, rights or convertible or exchangeable securities have been exercised, converted or exchanged or (ii) the consideration to be paid upon exercise, conversion or exchange per share of underlying Common Stock is less than or equal to the per share consideration for the Additional Stock which has given rise to the Conversion Price adjustment being calculated.

                                    (B) If the Corporation shall issue after the
Purchase Date any Additional Stock without consideration or for a consideration per share less than the Conversion Price for the Series C Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series C Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section IV(B)(4)(d)(i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Section IV(B)(4)(d)(i)(F) immediately prior to such issuance (not including shares excluded from the definition of Additional Stock pursuant to Section IV(B)(4)(d)(ii)(C)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Section IV(B)(4)(d)(i)(F) immediately prior to such issuance (not including shares excluded from the definition of Additional Stock pursuant to Section IV(B)(4)(d)(ii)(C)) plus the number of shares of such Additional Stock. However, the foregoing calculation shall not take into account shares deemed issued pursuant to Section IV(B)(4)(d)(i)(F) on account of options, rights or convertible or exchangeable securities (or the actual or deemed consideration therefor), except to the extent (i) such option's, rights of convertible or exchangeable securities have been exercised, converted or exchanged or (ii) the consideration to be paid upon exercise, conversion or exchange per share of underlying Common Stock is less than or equal to the per share consideration for the Additional Stock which has given rise to the Conversion Price adjustment being calculated. Notwithstanding any other provision in

                                      12.

this Section 4, no adjustment to the Conversion Price of any series of Series C Preferred Stock shall be made as a result of the issuance of Series E Preferred Stock pursuant to the Stock Purchase Agreement between the Corporation and certain investors dated on or about February 27, 2002, including any shares issued pursuant to any second closings thereunder or any amendments thereto.

                                    (C)      No adjustment of the Conversion
Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to five (5) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of five (5) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections TV(B)(4)(d)(i)(F)(3) and IV(B)(4)(d)(i)(F)(4), no adjustment of such Conversion Price pursuant to this Section IV(B)(4)(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                    (D)      In the case of the issuance of
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                    (E)      In the case of the issuance of the
Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board irrespective of any accounting treatment.

                                    (F)      In the case of the issuance
(whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section IV(B)(4)(d)(i) and Section IV(B)(4)(d)(ii):

                                             (1) The aggregate maximum number of
shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections IV(B)(4)(d)(i)(D) and IV(B)(4)(d)(i)(E)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                                             (2) The aggregate maximum number of
shares of Common Stock deliverable upon conversion of, or in exchange (to the extent

                                      13.

then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections IV(B)(4)(d)(i)(D) and IV(B)(4)(d)(i)(E)).

                                             (3)In the event of any change in
the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such, convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                             (4)Upon the expiration of any such
options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                             (5)The number of shares of Common
Stock deemed issued and the consideration deemed paid therefor pursuant to Sections IV(B)(4)(d)(i)(F)(1) and IV(B)(4)(d)(i)(F)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section IV(B)(4)(d)(i)(F)(3) or IV(B)(4)(d)(i)(F)(4).

                              (ii)  "Additional Stock" shall mean any shares of
Common Stock or Common Stock Equivalents issued (or deemed to have been issued pursuant to Section IV(B)(4)(d)(i)(F)) by the Corporation after the applicable Purchase Date other than:

                                    (A)      shares of Common Stock issued
pursuant to a transaction described in Section IV(B)(4)(d)(iii) hereof;

                                      14.

                                    (B)      shares of Common Stock issued or
deemed issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of the Corporation directly or pursuant to a stock option plan or restricted stock purchase plan approved by the Board;

                                    (C)      shares of Common Stock issued or
issuable in a Qualifying Public Offering;

                                    (D)      shares of Common Stock issued or
issuable in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Requisite Preferred Holders;

                                    (E)      shares of Common Stock issued or
issuable to persons or entities with which the Corporation has business relationships provided such issuances are for other than primarily equity financing purposes and have been approved by the Requisite Preferred Holders; or

                                    (F)      Shares of Common Stock issued or
issuable (or deemed issued) upon conversion of Series B Preferred Stock.

                              (iii) In the event the Corporation should at any
time or from time to time after the applicable Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Slock Equivalents.

                              (iv) If the number of shares of Common Stock
outstanding at any time after the applicable Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                           (e) Other Distributions. In the event the Corporation
shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by

                                      15.

the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section IV(B)(4)(d)(iii), then, in each such case for the purpose of this Section IV(B)(4)(e), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of such series of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

                           (f) Recapitalizations. If at any time or from time to
time there shall be a Recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section IV(B)(2) or this Section IV(B)(4)) provision shall be made so that the holders of each series of the Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock held by such holder would have been entitled on such Recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section IV(B)(4) with respect to the rights of the holders of each series of Preferred Stock after the Recapitalization to the end that the provisions of this Section IV(B)(4) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each such series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                           (g) No Impairment. The Corporation will not, by
amendment of this Sixth Amended and Restated Certificate of Incorporation or through any reorganization, Recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section IV(B)(4) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

                           (h) No Fractional Shares and Certificate as to
Adjustments,

                              (i)   No fractional shares shall be issued upon
the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                              (ii) Upon the occurrence of each adjustment or
readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section IV(B)(4), the Corporation, at its expense, shall promptly compute such

                                      16.

adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such series of Preferred Stock.

                           (i) Notices of Record Date. In the event of any
taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                           (j) Reservation of Stock Issuable Upon Conversion.
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Sixth Amended and Restated Certificate of Incorporation.

                           (k) Notices. Any notice required by the provisions of
this Section IV(B)(4) to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                  5. Voting Rights, The holder of each share of Series C, D and E Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws (the "Bylaws"), and shall be entitled to vote, together with holders of Common Stock, with respect to any matter upon which holders of Common Stock have the right to vote.

                                      17.

Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series C, D and E Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                  6. Protective Provisions, (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as 61,250,000 shares of Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock are outstanding, in the aggregate, (as adjusted for Recapitalizations), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Requisite Preferred Holders:

                              (i) alter or change the rights, preferences or
privileges of the shares of the Series C Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock so as to affect adversely such shares of the Series C Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock;

                              (ii) increase or decrease (other than by
redemption or conversion) the total number of authorized shares of Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock;

                              (iii) authorize or issue, or obligate itself to
issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over the Series D Preferred Stock, or having a preference over or being on a parity with the Series E Preferred Stock, with respect to dividends, liquidation, redemption or voting;

                              (iv) Effect any Recapitalization;

                              (v) pay dividends or make other distributions on
the capital stock of the Corporation;

                              (vi) redeem, purchase or otherwise acquire (or pay
into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or other provision of services to the Corporation or (ii) the redemption of any share or shares of Preferred Stock in accordance with Section IV(B)(3);

                              (vii) amend this Sixth Amended and Restated
Certificate of Incorporation or Bylaws of the Corporation; or

                              (viii) approve any Liquidation.

                                      18.

         (b) Notwithstanding any of the provisions in this Sixth Amended and Restated Certificate of Incorporation to the contrary, so long as 6,500,000 shares of Series E Preferred Stock are outstanding in the aggregate (as adjusted for Recapitalizations), the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the Series E Preferred Stock, voting as a separate class, make any adverse change to the liquidation rights of the Series E Preferred Stock contained herein.

                  7. Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Sections IV(B)(3) or IV(B)(4), the shares so redeemed or converted shall be cancelled and shall not be issuable by the Corporation. This Sixth Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

         C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this
Section IV(C).

                  1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

                  2. Liquidation Rights. Upon Liquidation the assets of the Corporation shall be distributed as provided in Section IV(B)(2).

                  3.       Redemption. The Common Stock is not redeemable.

                  4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by the General Corporation Law.

                                    ARTICLE V

         Except as otherwise provided in this Sixth Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the Bylaws.

                                   ARTICLE VI

         For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

                                      19.

         1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" shall be deemed to mean the total number of directors which the Corporation would have if there were no vacancies. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

         2. Except as otherwise provided herein or by law, after the original or other Bylaws have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws may be exercised by the Board; provided, however that any provision for the classification of directors of the Corporation for staggered terms pursuant to Section 141(d) of the General Corporation Law shall be set forth in a Bylaw adopted by the stockholders of the Corporation entitled to vote unless provisions for such classification shall be set forth in this Amended and Restated Certificate of Incorporation.

         3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this Sixth Amended and Restated Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of Section 242(b)(2) of the General Corporation Law shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

                                   ARTICLE VII

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs, If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of

                                      20.

creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case maybe, and also on the Corporation.

                                  ARTICLE VIII

         A director of the Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Sixth Amended and Restated Certificate of Incorporation, to authorize any action by the Corporation which further eliminates or limits the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

         Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Sixth Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

                                   ARTICLE IX

         The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

         Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Sixth Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

                                    ARTICLE X

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any

                                      21.

provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

                                   ARTICLE XI

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Sixth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                      22.